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May 1, 1998


Fortis Benefits Insurance Company
P.O. Box 64284
St. Paul, MN 55164

Dear Sirs:

This opinion is furnished in connection with the offering of flexible premium deferred variable annuity contracts ("Contracts") of Fortis Benefits Insurance Company ("Fortis Benefits") under a registration statement on Form N-4 (the "Registration Statement") filed by Fortis Benefits and Variable Account D of Fortis Benefits (the "Separate Account") under the Securities Act of 1933 and the Investment Company Act of 1940. I have reviewed the establishment of the Separate Account by the board of directors of Fortis Benefits as a separate account for assets designated to support the Contracts, pursuant to the provisions of Section 61A.14 of Minnesota Statutes.

I have made such examination of the law and examined such corporate records and such other documents as, in my judgment, are necessary and appropriate to enable me to render the following opinion:

1. Fortis Benefits has been duly organized under the laws of the State of Minnesota and is a validly existing corporation.

2. The Separate Account is duly created and validly existing as a separate account pursuant to the above cited provisions of Minnesota law.

3. The portion of the assets to be held in the Separate Account equal to the reserves and other liabilities under the Contracts is not chargeable with liabilities arising out of the other business Fortis Benefits may conduct.

4. The Contracts have been duly authorized by Fortis Benefits and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of Fortis Benefits in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

Very truly yours,

/s/

David A. Peterson
Vice President--Assistant General Counsel





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